NEUROPACE, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY APPROVED BY THE BOARD OF DIRECTORS ON
March 24, 2021

Revised November 18, 2022
Revised October 30, 2024
Revised May 28, 2026

Each member of the Board of Directors (the “Board”) of NeuroPace, Inc. (the “Company”) who is a non-employee director of the Company (each such member, a “Non-Employee Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (the “Director Compensation Policy”) for his or her Board service.

The Director Compensation Policy may be amended at any time at the sole discretion of the Board or the Compensation Committee of the Board.

Annual Cash Compensation

Commencing at the beginning of the f irst calendar quarter following the closing of the initial public offering (the “IPO”) of the Company’s common stock (the “Common Stock”), each Non-Employee Director will receive the cash compensation set forth below for service on the Board. The annual cash compensation amounts will be payable in equal quarterly installments, in arrears following the end of each quarter in which the service occurred, pro-rated for any partial months of service. All annual cash fees are vested upon payment.

1.Annual Board Service Retainer:
(a)All Eligible Directors: $45,000
(b)Chairperson of the Board: $35,000

1.Annual Committee Chair Service Retainer:
a.Chairperson of the Audit Committee: $20,000
b.Chairperson of the Compensation Committee: $15,000
c.Chairperson of the Nominating and Corporate Governance Committee: $10,000

1.Annual Committee Member Service Retainer:
a.Member of the Audit Committee: $10,000
b.Member of the Compensation Committee: $7,500
c.Member of the Nominating and Corporate Governance Committee: $5,000

Each non-employee director may elect to receive fully vested shares of our Class A common stock in lieu of his or her annual cash retainer. Such shares are issued on a quarterly basis, in arrears, and the number of such shares is calculated by dividing (1) the aggregate amount of cash compensation otherwise payable to such director divided by (2) the closing sales price per share of the Class A common stock on 21st day of the last month of the f iscal quarter in which the service occurred, rounded down to the nearest whole share.

Equity Compensation

Equity awards will be granted under the Company’s 2021 Equity Incentive Plan (the “Plan”).

(a)Initial Appointment Equity Grant. On appointment to the Board, and without any further action of the Board or Compensation Committee of the Board, at the close of business on the day of such appointment, a Non-Employee Director will automatically receive an equity granthaving a value of $245,000, to be comprised of 65% Nonstatutory Stock Options to purchase Common Stock based on the Fair Market Value (as defined in the Plan) of the underlying Common Stock on the date of grant (the “Initial Grant”) and 35% RSU Awards. The Initial Grant shall vest monthly over 3 years.
Approved by the Board of Directors May 28, 2026

a.Automatic Equity Grants. Without any further action of the Board or Compensation Committee of the Board, at the close of business on the date of each Annual Meeting of the Company’s Stockholders, each person who is then a Non-Employee Director will automatically receive an equity grant having a value of $130,000, to be comprised of 65% Nonstatutory Stock Options based on the Fair Market Value (as defined in the Plan) of the underlying Common Stock on the date of grant (the “Annual Grant”) and 35% RSU Awards. Each Annual Grant shall vest monthly and be fully vested upon the one-year anniversary of the date of grant.

a.Vesting; Change of Control. All vesting is subject to the Non-Employee Director’s “Continuous Service” (as defined in the Plan) on each applicable vesting date. Notwithstanding the foregoing vesting schedules, for each Non-Employee Director who remains in Continuous Service with the Company until immediately prior to the closing of a “Change of Control” (as defined in the Plan), the shares subject to his or her then-outstanding equity awards will become fully vested immediately prior to the closing of such Change of Control.

a.Calculation of Value of a Nonstatutory Stock Option. The value of a Nonstatutory Stock Option to be granted under this Director Compensation Policy will be determined based on the Fair Market Value per share on the grant date.

a.Remaining Terms. The remaining terms and conditions of each Nonstatutory Stock Option, including transferability, will be as set forth in the Company’s standard Option Agreement, in the form adopted f rom time to time by the Board or the Compensation Committee of the Board.

Expenses

The Company will reimburse Non-Employee Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Non-Employee Director timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect f rom time to time.
Approved by the Board of Directors May 28, 2026